UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form CB
TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
(AMENDMENT NO. ______________)
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☑
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐
Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8) ☐
GT 2005 BONDS B.V.

(Name of Subject Company)

(Translation of Subject Company’s Name into English (if applicable))
THE NETHERLANDS

(Jurisdiction of Subject Company’s Incorporation or Organization)
GT 2005 BONDS B.V.

(Name of Person(s) Furnishing Form)
UP TO US$441,525,000 CALLABLE STEP-UP GUARANTEED SECURED BONDS DUE 2014

(Title of Class of Subject Securities)

(CUSIP Number of Class of Securities (if applicable))
GERARD JAN VAN SPALL
GT 2005 BONDS B.V.
ATTENTION: TRADMAN NETHERLANDS B.V.
LAAN VAN KRONENBERG 8
1183 AS AMSTELVEEN
THE NETHERLANDS
PHONE: +31 20 301 3600

(Name, Address (including zip code) and Telephone Number (including area code)
of Person(s) Authorized to Receive Notices and Communications on Behalf of
Subject Company)
JUNE 12, 2009

(Date Tender Offer/Rights Offering Commenced)

PART I — INFORMATION SENT TO SECURITY HOLDERS
Item 1. Home Jurisdiction Documents
The following documents are attached as exhibits to this Form CB:
Exhibit Number
1.	Exchange Offer and Consent Solicitation Memorandum dated June 12, 2009
Item 2. Informational Legends
The required legends have been included in prominent portions of the Exhibit 1 referred to in Item 1.
PART II — INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS
Exhibit Number
2.	Press Release dated June 12, 2009
PART III — CONSENT TO SERVICE OF PROCESS
The Company is submitting to the Securities and Exchange Commission concurring with the furnishing of this Form CB a Form F-X executed by the Company and the agent for service of process.

PART IV — SIGNATURES
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Gerard Jan van Spall
(Signature)

Gerard Jan van Spall, Director
(Name and Title)

June 15, 2009
(Date)